Delisting Determination, The Nasdaq Stock Market, LLC, July 11, 2025,
Damon Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of Damon, Inc. effective at the opening of the trading session on July 28, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2) and 5810(c)(3)(A)(iii).
The Company was notified of the Staff determination on April 4, 2025.
On April 11, 2025, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On May 14, 2025, the Company voluntarily withdrew its right to appeal.
On May 16, 2025, based on the Company's withdrawal, the Panel reached a decision to suspend the Company from the Exchange. The Company security was suspended on May 20, 2025. The Staff determination to delist the Company security became final on May 20, 2025.